Exhibit 14.1

JUNE FITZMARTYN
CHARTERED ACCOUNTANT
#300 - 2600 GRANVILLE STREET,
VANCOUVER, B. C. V6H 3V3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 15, 2001 on the consolidated financial statements of Teryl Resources Corp. as at May 31, 2001 and 2000, and for the years ended May 31, 2001, 2000 and 1999 that are included in the Company's annual report 20-F filing.

Vancouver, Canada	/s/ June Fitzmartyn

July 23, 2007	Chartered Accountants